Exhibit 9.01.1

BITZIO, INC.

(FORMERLY ROCKY MOUNTAIN FUDGE COMPANY, INC.)

AUDIT REPORT OF INDEPENDENT ACCOUNTANTS

AND

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 and 2009

BITZIO, INC.

(FORMERLY ROCKY MOUNTAIN FUDGE COMPANY, INC)

Table of Contents

Page

Audit Report of Independent Accountants

3

Consolidated Balance Sheets – December 31, 2010 and 2009

4

Consolidated Statements of Operations for the years ended December, 2010 and 2009 and from inception on January 4, 1990 through December 31, 2010 and 2009

5

Consolidated Statements of Stockholder’s Equity (Deficit) from inception

On January 4, 1990 through December 31, 2010

6

Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009 and from inception on January 4, 1990 through December 31, 2010

8

Notes to the Consolidated Financial Statements

9

_______________________________________

SADLER, GIBB & ASSOCIATES, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Rocky Mountain Fudge Company, Inc.

 (A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Rocky Mountain Fudge Company, Inc. as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended and for the period from inception on January 4, 1990 through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Rocky Mountain Fudge Company, Inc. as of December 31, 2009, were audited by other auditors whose report dated April 15, 2010, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rocky Mountain Fudge Company, Inc. as of December 31, 2010, and the results of their operations and their cash flows for the year then ended and for the period from inception on January 4, 1990 through December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had accumulated losses of $222,106 as of December 31, 2010, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

March 7, 2011

ROCKY MOUNTAIN FUDGE COMPANY, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS

	December 31,	December 31,
	2010	2009

CURRENT ASSETS

Cash	$18,068	$5,476
Prepaid expenses	108	-

Total Current Assets	18,176	5,476

FIXED ASSETS

Computer equipment, net	1,706	-

TOTAL ASSETS	$19,882	$5,476

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$146	$1,500
Accrued interest payable - related party	-	1,007
Note payable - related party	392	22,413

Total Current Liabilities	538	24,920

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock; 100,000,000 shares authorized,
at $0.001 par value, 8,250,000 and 2,250,000 shares
issued and outstanding, respectively	8,250	2,250
Additional paid-in capital	233,200	162,200
Deficit accumulated during the development stage	(222,106)	(183,894)

Total Stockholders' Equity (Deficit)	19,344	(19,444)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$19,882	$5,476

ROCKY MOUNTAIN FUDGE COMPANY, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Operations
			From Inception
			on January 4,
	For the Year Ended		1990 through
	December 31,		December 31,
	2010	2009	2010

REVENUES	$-	$-	$157,702

COST OF SALES	-	-	58,459

GROSS PROFIT	-	-	99,243

OPERATING EXPENSES

General and administrative	37,226	25,509	322,414
Depreciation	341	-	341

Total Operating Expenses	37,567	25,509	322,755

OPERATING LOSS	(37,567)	(25,509)	(223,512)

OTHER INCOME (EXPENSES)

Interest income	-	-	4,437
Interest expense	(645)	(778)	(3,031)

Total Other Income (Expense)	(645)	(778)	1,406

LOSS BEFORE INCOME TAXES	(38,212)	(26,287)	(222,106)
PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(38,212)	$(26,287)	$(222,106)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	6,129,452	2,250,000

ROCKY MOUNTAIN FUDGE COMPANY, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-In	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balance at inception of development
stage on January 4, 1990	-	$-	$-	$-	$-
Common stock issued for cash
at $0.001 per share on
August 10, 1990	1,200,000	1,200	-	-	1,200
Services contributed by
shareholders	-	-	2,400	-	2,400
Shares cancelled as contributed
capital by shareholders	(500,000)	(500)	500	-	-
Common stock issued for cash
at $0.0012 per share on
December 15, 1998	500,000	500	100	-	600
Common stock issued for cash
at $1.00 per share	50,000	50	49,950	-	50,000
Stock offering costs	-	-	(10,000)	-	(10,000)
Net loss from inception of
development stage through
December 31, 2004	-	-	-	(44,200)	(44,200)
Balance, December 31, 2004	1,250,000	1,250	42,950	(44,200)	-
Capital contributed by shareholder	-	-	50,000	-	50,000
Net loss for the year ended
December 31, 2005	-	-	-	(19,545)	(19,545)
Balance, December 31, 2005	1,250,000	1,250	92,950	(63,745)	30,455
Services contributed
by shareholders	-	-	5,000	-	5,000
Net loss for the year ended
December 31, 2006	-	-	-	(23,234)	(23,234)
Balance, December 31, 2006	1,250,000	$1,250	$97,950	$(86,979)	$12,221

ROCKY MOUNTAIN FUDGE COMPANY, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-in	Exploration	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balance, December 31, 2006	1,250,000	$1,250	$97,950	$(86,979)	$12,221
Common shares issued for debt	1,000,000	1,000	25,300	-	26,300
Services contributed by shareholders	-	-	5,000	-	5,000
Net loss for the year ended
December 31, 2007	-	-	-	(36,752)	(36,752)
Balance, December 31, 2007	2,250,000	2,250	128,250	(123,731)	6,769
Services contributed by shareholders	-	-	7,200	-	7,200
Capital contributed by shareholder	-	-	25,750	-	25,750
Net loss for the year ended
December 31, 2008	-	-	-	(33,876)	(33,876)
Balance, December 31, 2008	2,250,000	2,250	161,200	(157,607)	5,843
Services contributed by shareholders	-	-	1,000	-	1,000
Net loss for the year ended
December 31, 2009	-	-	-	(26,287)	(26,287)
Balance, December 31, 2009	2,250,000	2,250	162,200	(183,894)	(19,444)
Common shares issued for cash	4,000,000	4,000	46,000	-	50,000
Common shares issued for debt	2,000,000	2,000	23,000	-	25,000
Services contributed by shareholders	-	-	2,000	-	2,000
Net loss for the year ended
December 31, 2010	-	-	-	(38,212)	(38,212)
Balance, December 31, 2010	8,250,000	$8,250	$233,200	$(222,106)	$19,344

ROCKY MOUNTAIN FUDGE COMPANY, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Cash Flows
			From Inception
			on January 4,
	For the Year Ended		1990 through
	December 31,		December 31,
	2010	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(38,212)	$(26,287)	$(222,106)
Adjustments to reconcile net loss to
net cash used by operating activities:
Services contributed by officers
and shareholders	2,000	1,000	15,200
Depreciation	342	-	342
Loss on settlement of debt	936	-	936
Changes in operating assets and liabilities:
Increase in prepaid expenses	(108)	-	(108)
Increase (decrease) in accounts payable	(1,354)	1,500	146
Increase in note payable - related party	392	20,000	49,105
Increase in accrued expenses - related party	644	779	1,651
Net Cash Used in Operating Activities	(35,360)	(3,008)	(154,834)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of computer equipment	(2,048)	-	(2,048)
Net Cash Used in Investing Activities	(36,556)	-	(104,810)
CASH FLOWS FROM FINIANCING ACTIVITIES
Contributed capital	-	-	83,150
Sale of common stock for cash	50,000	-	91,800
Net Cash Provided by Financing Activities	50,000	-	174,950
NET INCREASE (DECREASE) IN CASH	12,592	(3,008)	18,068
CASH AT BEGINNING OF PERIOD	5,476	8,484	-
CASH AT END OF PERIOD	$18,068	$5,476	$18,068
SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
CASH PAID FOR:
Interest	$-	$-	$79
Income Taxes	$-	$-	$-
NON CASH FINANCING ACTIVITIES
Common stock issued for debt	$24,064	$-	$50,364

ROCKY MOUNTAIN FUDGE COMPANY, INC.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

Rocky Mountain Fudge Company, Inc. (The Company) was organized on January 4, 1990, under the laws of the State of Utah to engage in the business of making and selling fudge candy (dba Valerie’s Country Candy, Inc.).  Pursuant to Statement of Accounting Standards Codification (ASC) Topic 915, "Accounting and Reporting by Development Stage Enterprises," the Company is classified as a development stage company.  On August 9, 1992, the Company changed its name to RV&S Enterprises, Inc. On July 28, 1998, the Company again changed its name to Rocky Mountain Fudge Company, Inc. and commenced sales of candy products over the internet and through direct sales.

In order to relocate its domicile, the Company created a new wholly-owned subsidiary in the State of Nevada under the name of Rocky Mountain Fudge Company, Inc.  The Nevada corporation has the same capitalization as the Company; 50 million shares of common stock, par value $0.001 per share. The Company and the newly formed Nevada entity then executed an Agreement and Plan of Merger for the sole purpose of changing the Company's domicile to Nevada. As a result of the merger transaction, the Utah corporation was merged with and into the Nevada corporation, with the Nevada entity being the survivor.  Each Company stockholder was entitled to exchange their shares of common stock in the Utah entity for the same number of shares in the Nevada entity, adjusted for the five-for-one forward stock-split.

Following the change of domicile, the Company incorporated a new wholly-owned subsidiary in the State of Utah under the name of Wasatch Candy Company, Inc., d.b.a. Valerie’s Country Candy, (“WCC”) into which the Company transferred certain cash and assets and through which the Company will operate its candy business.

On May 28, 2010 the Company formed Eveps International, Inc. (“Eveps”), a Nevada company, as a wholly-owned subsidiary.  Eveps was formed with the intent to be utilized as a vehicle to facilitate any potential future merger transactions with existing operating entities.  On September 24, 2010 the Company changed the corporate name of this entity from Eveps International, Inc. to Wireless Power Controls, Inc. (“Wireless”), which remains a wholly-owned subsidiary of the Company as of December 31, 2010.

The Company's financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

Revenue Recognition

Revenues from the sale of candy products are recognized upon delivery and acceptance by the customer, and when collectability is reasonably assured.

ROCKY MOUNTAIN FUDGE COMPANY, INC.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic Loss per Share

The computation of basic net income (loss) per share of common stock is based on the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity securities. There are no such common stock equivalents outstanding as of December 31, 2010 and 2009.

	For the Year Ended
	2010	2009
Loss (numerator)	$(38,212)	$(26,287)
Shares (denominator)	6,129,452	2,250,000
Per share amount	$(0.01)	$(0.01)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Income Taxes

The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

ROCKY MOUNTAIN FUDGE COMPANY, INC.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to net the loss before provision for income taxes for the following reasons:

	December 31, 2010	December 31, 2009
Income tax expense at statutory rate	$(14,538)	$(10,252)
Contributed services	780	390
Valuation allowance	13,758	9,862
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	December 31, 2010	December 31, 2009
NOL carryover	$86,621	$71,719
Valuation allowance	(86,621)	(71,719)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $222,106 for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

Principles of Consolidation

The accompanying financial statements include the accounts of Rocky Mountain Fudge Company, Inc. and its wholly-owned subsidiaries, Wasatch Candy Company, Inc. and Wireless Power Controls, Inc.  All inter-company transactions have been eliminated in the consolidation.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of December 31, 2010 and 2009.

ROCKY MOUNTAIN FUDGE COMPANY, INC.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-based Compensation

As of December 31, 2010, the Company has not issued any share-based payments to its employees.

The Company adopted ASC Topic 718 effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

Recent Accounting Pronouncements

Below is a listing of the most recent accounting pronouncements issued since through January 11, 2011. The Company has evaluated these pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167.

ROCKY MOUNTAIN FUDGE COMPANY, INC.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166.

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued.

ROCKY MOUNTAIN FUDGE COMPANY, INC.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES           (CONTINUED)

Recent Accounting Pronouncements (Continued)

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance" ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

ROCKY MOUNTAIN FUDGE COMPANY, INC.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

NOTE 3 - COMMON STOCK

On May 10, 2010, the Company’s outstanding shareholder loan and related accrued interest, totaling $25,000, was satisfied through the issuance of 2,000,000 shares of the Company’s common stock at $0.0125 per share.  This transaction resulted in a loss on extinguishment of debt in the amount of $936.

Also on May 10, 2010, the Company issued an additional 4,000,000 common shares for $50,000 cash at $0.0125 per share.

NOTE 4 –RELATED-PARTY TRANSACTIONS

The Company has recorded expenses paid on its behalf by shareholders as a related-party payable. During the year ended December 31, 2010, the balance of this payable totaling $25,000 was converted to 2,000,000 shares of the Company’s common stock.  Subsequent to this transaction, the Company’s president paid $392 of expenses on behalf of the Company.  This amount as been recorded on the balance sheet as a related-party note payable.  The note is non-interest bearing and due and payable upon demand.

During the year ended December, 2010, the Company’s president performed services valued at $2,000 for the Company.  These services have been recorded as a contribution to capital.

NOTE 5 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, Company management reviewed all material events through the date of this report and there are no material subsequent events to report.